Exhibit 99.01
Media Contact:
Edelman
Colleen Kuhn
+ 1 650.762.2804
colleen.kuhn@edelman.com

Investor Contact:
The Blueshirt Group
Jennifer Jarman
+1 415.217.5866
jennifer@blueshirtgroup.com

Immersion Corporation Reports Fourth Quarter and Full Year 2015 Results
Posts Record Fourth Quarter Revenues of $16.6 million and Record 2015 Revenues of $63.4 million; Announces Retirement of CFO
SAN JOSE, Calif.--(BUSINESS WIRE)-- Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the fourth quarter and year ended December 31, 2015.
Results for the quarter ended December 31, 2015
Total revenues for the fourth quarter of 2015 were $16.6 million, an increase of 22% compared to $13.6 million for the fourth quarter of 2014. Royalty and license revenues of $15.8 million for the fourth quarter of 2015 were up 18% from the same period last year. Net income for the fourth quarter of 2015 was $1.1 million, or $0.04 per diluted share. This compares to net income of $1.0 million, also $0.04 per diluted share, for the fourth quarter of 2014. Net income for the fourth quarter of 2015 includes certain non-cash tax expenses and benefits associated with the company’s international tax planning activities, resulting in an effective tax rate for the quarter of (5.1%).
Non-GAAP net income for the fourth quarter of 2015 was $2.1 million, or $0.07 per diluted share, compared with non-GAAP net income of $2.4 million, or $0.08 per diluted share, for the fourth quarter of 2014. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)
Results for the year ended December 31, 2015
Revenues for 2015 were $63.4 million, an increase of 20% as compared to $52.9 million for 2014. Royalty and license revenues for 2015 totaled $61.7 million, an increase of 19% over $51.8 million for 2014.
Net income for 2015 was $2.9 million, or $0.10 per diluted share, as compared to $4.1 million, or $0.14 per diluted share, for 2014. Net income for 2015 includes certain non-cash tax expenses and benefits associated with the company’s international tax planning activities, resulting in an effective tax rate for the year of 35.8%.

Non-GAAP net income for 2015 was $9.1 million, or $0.31 per diluted share, as compared to $10.4 million, or $0.36 per diluted share. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)
As of December 31, 2015, Immersion’s cash, cash equivalents and short term investments were $64.9 million, up from $57.4 million as of December 31, 2014.
Management Commentary
“Our record fourth quarter and annual top-line results were driven by healthy, investment-led yet fiscally responsible decisions and execution,” said Vic Viegas, chief executive officer of Immersion. “We have created a strong international organization, made great strides scaling our IP and software licensing business, and through continued investments and successful IP enforcement, positioned ourselves as the clear leader in haptics, a technology that is finally coming into its own.”
Business Outlook
“As we focus on 2016 and beyond, we are excited about our prospects but also determined to protect our position and valuable technologies while executing effectively on our opportunities. We will continue to invest strategically in key areas to maintain our leadership position and bring increasing value to our customers and partners.”
“Our license with Samsung expired at the end of 2015 and we are dedicated to ensuring that any new agreement covering uses of our technology appropriately compensates us for the value we bring as the leading provider of touch feedback technology. At this point, as we contemplate our guidance for 2016, we must take into account the current uncertainty regarding Samsung as well as the anticipated cost of the lawsuits we recently filed against Apple and AT&T. Even with these considerations and absent a renewal of the Samsung license, we are pleased to report that given the overall strength of our existing business, we are currently expecting 2016 revenues of $55 million to $65 million, generating bottom line results ranging between a non-GAAP net loss of $8 million and non-GAAP net income of $3 million,” continued Mr. Viegas.
CFO Retirement
Immersion also announced the retirement of Paul Norris, chief financial officer, effective February 26, 2016, after the filing of the Company’s annual report. Mr. Norris will assist as necessary with any transition matters, and Mr. Viegas will assume the role of interim CFO until a successor is appointed. “On behalf of the Board and leadership team, I would like to thank Paul for his invaluable contributions over the past four years, which have helped drive Immersion’s recent financial and business success,” concluded Mr. Viegas.
Business Highlights
Immersion recently:

•	Filed patent infringement complaints with the U.S. International Trade Commission (“ITC”) and in the U.S. District Court for the District of Delaware against Apple Inc., AT&T Inc., and AT&T

Mobility LLC. The complaints allege that all versions of the Apple iPhone 6, Apple iPhone 6s, and Apple Watch infringe certain Immersion patents covering haptic feedback systems and methods in electronic devices.

•
Entered into an agreement with Tencent, one of the leading internet companies in China, to adopt haptics in Tencent’s upcoming 3D action role playing game, “Kowloon War.” Immersion will work with Timi Studios, Tencent’s in-house creative studio, to design and develop tactile effects for the game.

•
Appointed Todd Whitaker as the vice president of marketing. With successful tenures at industry leading organizations, Whitaker joins Immersion to lead the company’s worldwide marketing organization as it continues to grow and gain adoption of its innovative haptic technology offerings.

•
Announced the launch of a new “Games You Can Feel” collection on Google Play featuring 15 games enabled with Immersion’s haptic technology solution for mobile games - TouchSense® Haptic Enabling Kit, including “PAC-MAN Championship Edition DX,” from BANDAI NAMCO Entertainment America, Inc., a leading interactive entertainment publisher. The collection is a showcase of new and popular Android game titles that engage users’ sense of touch with a tactile experience.

Conference Call Information
Immersion will host a conference call with company management on Thursday, February 25, 2016 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the fourth quarter ended December 31, 2015. To participate on the live call, analysts and investors should dial +1 800-524-8950 (conference ID: 6494627) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.
About Immersion
Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptic technology. The company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games and videos; restore “mechanical” feel by providing intuitive and unmistakable confirmation; may improve safety by reducing distractions while driving; provide realistic touch feedback when performing robotic medical procedures and training simulations; and expand usability when audio and visual feedback are ineffective. Immersion’s technology has been adopted in more than 3 billion digital devices, and provides haptics in mobile phone, automotive, gaming, medical, and consumer electronics products from world class companies. With over 2,100 issued or pending patents in the U.S., China and other countries, Immersion helps bring the digital universe to life. Learn more at www.immersion.com.
Use of Non-GAAP Financial Measures
Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Non-GAAP net income and Non-GAAP net income per diluted share, because it is useful in understanding the company’s performance as it more closely reflects its expected long-term effective tax rates and excludes certain non-cash expenses and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.
Forward-looking Statements
This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding positioning Immersion to capitalize on market opportunities and our expectation that revenues for 2016 will be in the range of $55 million to $65 million and non-GAAP net income for 2016 ranging from a non-GAAP net loss of $8 million to non-GAAP net income of $3 million.
Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; the continued popularity of mobile games and wearables; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; the fact that certain target markets are still relatively nascent; risks associated with doing business internationally; litigation costs in any current or future litigation; failure to retain key personnel; ability to retain personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and foreign currency exchange rates and other factors. Many of these risks and uncertainties are beyond the control of Immersion.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2014 which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
Immersion, the Immersion logo and TouchSense are trademarks or registered trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.
The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR - C)

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Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2015	December 31, 2014
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$25,013	$14,380
Short-term investments	39,918	42,981
Accounts and other receivables, net	1,213	3,021
Deferred income taxes	—	9,377
Prepaid expenses and other current assets	2,790	845
Total current assets	68,934	70,604
Property and equipment, net	4,589	1,207
Deferred income tax assets	24,633	25,419
Prepaid income taxes	6,995	—
Intangibles and other assets, net	264	291
TOTAL ASSETS	$105,415	$97,521
LIABILITIES
Accounts payable	$650	$669
Accrued compensation	4,840	1,906
Other current liabilities	2,999	2,225
Deferred revenue	6,696	7,779
Total current liabilities	15,185	12,579
Long-term deferred revenue	2,516	7,827
Other long-term liabilities	1,099	512
TOTAL LIABILITIES	18,800	20,918
STOCKHOLDERS’ EQUITY	86,615	76,603
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$105,415	$97,521

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
				(1)
Revenues:
Royalty and license	$15,782	$13,331	$61,677	$51,804
Development, services, and other	788	288	1,716	1,133
Total revenues	16,570	13,619	63,393	52,937
Costs and expenses:
Cost of revenues	93	135	440	460
Sales and marketing	3,596	3,258	14,674	10,896
Research and development	4,088	3,011	14,785	11,793
General and administrative	7,502	6,009	28,755	23,754
Amortization of intangibles	2	12	20	67
Total costs and expenses	15,281	12,425	58,674	46,970
Operating Income	1,289	1,194	4,719	5,967
Interest and other income	44	369	177	580
Other expense	(250)	(124)	(447)	(228)
Income before provision for income taxes	1,083	1,439	4,449	6,319
Benefit (provision) for income taxes	55	(422)	(1,591)	(2,196)
Net Income	$1,138	$1,017	$2,858	$4,123
Basic net income per share	$0.04	$0.04	$0.10	$0.15
Shares used in calculating basic net income per share	28,305	27,733	28,097	28,246
Diluted net income per share	$0.04	$0.04	$0.10	$0.14
Shares used in calculating diluted net income per share	29,322	28,430	29,015	29,144

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
GAAP Net Income	$1,138	$1,017	$2,858	$4,123
Add: Stock-based compensation	1,225	1,237	5,470	5,295
Add: GAAP Provision for income taxes	(55)	422	1,591	2,196
Less: Non-GAAP provision for income taxes (at 19%)	(206)	(273)	(845)	(1,201)
Non-GAAP Net Income	$2,102	$2,403	$9,074	$10,413
Non-GAAP Earnings Per Share	$0.07	$0.08	$0.31	$0.36
Shares used in calculating Non-GAAP Earnings per Share	29,322	28,430	29,015	29,144